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                                                                    Exhibit 12.1

                              Waste Services, Inc.
                       Ratio of Earnings to Fixed Charges
                                 (In thousands)


                                                For the Year Ended December 31,                           For the Six Months
                                  --------------------------------------------------------------------      Ended June 30,
                                                                                             Pro Forma   --------------------
                                    2000        2001        2002       2003        2004        2004        2004        2005
                                  --------    --------    --------   --------    --------    --------    --------    --------
Fixed Charges:

    Interest expensed .........   $ 10,649    $ 10,029    $  5,727   $ 18,439    $ 48,420    $ 41,520    $ 26,891    $ 23,954
    Interest capitalized ......         --          --          --         --         178         178         178          --
                                  --------    --------    --------   --------    --------    --------    --------    --------

      Total interest ..........     10,649      10,029       5,727     18,439      48,598      41,698      27,069      23,954
    Interest component of
      rent expense ............        619         568         545        654       1,213       1,283         524         757
                                  --------    --------    --------   --------    --------    --------    --------    --------

Total fixed charges ...........   $ 11,268    $ 10,597    $  6,272   $ 19,093    $ 49,811    $ 42,981    $ 27,593    $ 24,711
                                  ========    ========    ========   ========    ========    ========    ========    ========

Earnings:

    Income (loss) from continuing
      operations before
      income taxes ............   $(17,271)   $(18,700)   $  3,840   $(23,485)   $(40,792)   $(35,754)   $(26,236)   $(23,451)
    Plus:  Fixed charges ......     11,268      10,597       6,272     19,093      49,811      42,981      27,593      24,711
    Less:  Interest capitalized         --          --          --         --        (178)       (178)       (178)         --
                                  --------    --------    --------   --------    --------    --------    --------    --------

Total earnings ................   $ (6,003)   $ (8,103)   $ 10,112   $ (4,392)   $  8,841    $  7,049    $  1,179    $  1,260
                                  ========    ========    ========   ========    ========    ========    ========    ========

Ratio of Earnings
    to Fixed Charges (1) ......         --          --       1.61x         --          --          --          --          --
                                  ========    ========    ========   ========    ========    ========    ========    ========


(1) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" includes income (loss) before income taxes, plus fixed charges less capitalized interest. "Fixed charges" includes interest, whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor in these rentals. For the years ended December 31, 2000, 2001, 2003 and 2004, earnings were insufficient to cover fixed charges by approximately $17.3 million, $18.7 million, $23.5 million and $41.0 million, respectively. Pro forma 2004 earnings were insufficient to cover pro forma 2004 fixed charges by approximately $35.9 million. For the six months ended June 30, 2004 and 2005, earnings were insufficient to cover fixed charges by approximately $26.4 million and $23.5 million, respectively.